                                                                                                        Exhibit 99(c)
                                  Louisiana Power and Light Company
                        Computation of Ratios of Earnings to Fixed Charges and
                  Ratios of Earnings to Combined Fixed Charges and PreferreD Dividends

                                                                              Twelve Months Ended
                                                                                  December 31,                         June 30,
                                                             1989         1990        1991       1992        1993       1994
                                                                    (In Thousands, Except for Ratios)
Fixed charges, as defined:
  Interest on mortgage bonds                               $155,640    $101,996     $97,324     $68,247     $60,939    $58,916
  Interest on long-term debt - other                         25,400      52,361      61,492      60,425      63,694     65,140
  Interest on notes payable                                      --          87          --         150         898      1,602
  Interest on lease (nuclear)                                 9,475       8,756       7,086       5,092       4,574      4,728
  Other interest charges                                     11,300       6,378       5,924       5,591       5,706      4,355
  Amortization of expense and premium on debt - net(cr)       2,260       3,397       3,282       7,100       5,720      5,101
  Interest applicable to rentals                              4,415       4,150       4,295       4,271       3,945      4,641
                                                           -------------------------------------------------------------------
Total fixed charges, as defined                             208,490     177,125     179,403     150,876     145,476    144,483

Preferred dividends, as defined (a)                          59,009      42,365      41,212      42,026      40,779     36,534
                                                           -------------------------------------------------------------------
Combined fixed charges and preferred dividends, as defined $267,499    $219,490    $220,615    $192,902    $186,255   $181,017
                                                           ===================================================================

Earnings as defined:

  Net Income                                               $106,613    $155,049    $166,572    $182,989    $188,808   $201,590
  Add:
    Provision for income taxes:
      Federal and State                                      29,069      62,236       8,684      36,465      70,552     73,212
    Deferred Federal and State - net                          7,840      (9,655)     67,792      51,889      43,017     41,547
    Investment tax credit adjustment - net                   20,822      26,646       8,244      (1,317)     (2,756)    (2,764)
    Fixed charges as above                                  208,490     177,125     179,403     150,876     145,476    144,483
                                                           -------------------------------------------------------------------
Total earnings, as defined                                 $372,834    $411,401    $430,695    $420,902    $445,097   $458,068
                                                           ===================================================================
Ratio of earnings to fixed charges, as defined                 1.79        2.32        2.40        2.79        3.06       3.17
                                                           ===================================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.39        1.87        1.95        2.18        2.39       2.53
                                                           ===================================================================


- ------------------------

(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.